ISSUER FREE WRITING PROSPECTUS NO. 1837BF Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated September 10, 2013 Deutsche Bank AG Airbag Yield Optimization Notes
$• Deutsche Bank AG Notes Linked to the Common Stock of Verifone Systems, Inc. due on or about March 18, 2014
$• Deutsche Bank AG Notes Linked to the Common Shares of Assured Guaranty Ltd. due on or about March 18, 2014
Investment Description
Airbag Yield Optimization Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock or common shares of a specific company described herein (each, a “Reference Underlying”). Each Note will have a face amount (the “Face Amount”) equal to $1,000. On a monthly basis, Deutsche Bank AG will pay you a coupon (a “Coupon Payment”) regardless of the performance of the Reference Underlying. At maturity, Deutsche Bank AG will either pay you the Face Amount per Note or, if the Closing Price of the Reference Underlying on the Final Valuation Date is below the specified Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying per Note equal to the Face Amount per Note divided by the Conversion Price (the “Share Delivery Amount”), which will have a value of less than the Face Amount per Note. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving the Coupon Payments on the Notes, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of your initial investment applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of your initial investment, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
Features	Key Dates1
❑    Income — Regardless of the performance of the Reference Underlying, Deutsche Bank AG will pay you a monthly coupon. In exchange for receiving the Coupon Payments, you are accepting the risk of receiving shares of the Reference Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Notes.
❑    Downside Exposure with Contingent Repayment of Your Initial investment at Maturity — If the Closing Price of the Reference Underlying on the Final Valuation Date is not below the specified Conversion Price, Deutsche Bank AG will pay you the Face Amount per Note at maturity, and you will not participate in any appreciation or decline in the value of the applicable Reference Underlying. If the Closing Price of the Reference Underlying on the Final Valuation Date is below the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per Note at maturity, which is expected to be worth less than your initial investment and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Notes until maturity. Any payment on the Notes, including any Coupon Payment and any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date2 Maturity Date2, 3	September 12, 2013 September 17, 2013 March 12, 2014 March 18, 2014
1 Expected. 2 See page 4 for additional details 3 182 days from the Settlement Date
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL INITIAL INVESTMENT IN THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.
Note Offering
We are offering two separate Airbag Yield Optimization Notes (each, a “Note”). Each Note is linked to the performance of the common stock or common shares of a different company, and each may have a different Coupon Rate, Initial Price and Conversion Price. The Coupon Rate, Initial Price and Conversion Price for each Note will be determined on the Trade Date. The performance of each Note will not depend on the performance of the other Note. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.
Reference Underlyings	Ticker	Relevant Exchange	Coupon Rate Per Annum(1)	Coupon Payable Over the Term of the Notes	Initial Price of a Share of the Reference Underlying	Conversion Price	CUSIP/ISIN
Common stock of Verifone Systems, Inc.	PAY	New York Stock Exchange	6.00% - 7.50% per annum	3.000% - 3.750%		75% of the Initial Price	25155L392 / US25155L3924
Common shares of Assured Guaranty Ltd.	AGO	New York Stock Exchange	5.00% - 6.80% per annum	2.500% - 3.400%		80% of the Initial Price	25155L384 / US25155L3841
(1) The actual Coupon Rate per annum for each Note will be set on the Trade Date.
See “Additional Terms Specific to the Notes” in this free writing prospectus. The Notes will have the terms specified in product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part, the prospectus dated September 28, 2012 and this free writing prospectus.

For the Notes linked to the common stock of Verifone Systems, Inc., the Issuer’s estimated value of the Notes on the Trade Date is approximately $973.50 to $983.50 per $1,000 Face Amount of Notes.  For the Notes linked to the common shares of Assured Guaranty Ltd., the Issuer’s estimated value of the Notes on the Trade Date is approximately $969.00 to $979.00 per $1,000 Face Amount of Notes.  The Issuer’s estimated value of each Note is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BF. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Verifone Systems, Inc.		$$1,000.00		$$10.00		$$990.00
Notes linked to the common shares of Assured Guaranty Ltd.		$$1,000.00		$$10.00		$$990.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes
The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional  debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes.  The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two and a half months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes
You should read this free writing prospectus, together with the product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Notes are a part and the prospectus dated September 28, 2012. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Notes offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of the Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase Notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Notes” refers to the Airbag Yield Optimization Notes that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

All references to “Closing Price” and “Reference Underlying” in this free writing prospectus shall be deemed to refer to “Closing Level” and “Underlying,” respectively, as used in the accompanying product supplement.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 9 of the accompanying product supplement.

The Notes may be suitable for you if, among other considerations:	The Notes may not be suitable for you if, among other considerations:
♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.
♦  You believe the Final Price of the Reference Underlying is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.
♦  You understand and accept that you will not participate in any appreciation in the price of the Reference Underlying and that your return at maturity is limited to the Coupon Payments.
♦  You are willing to accept the risks of owning equities in general and the Reference Underlying in particular.
♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.
♦  You would be willing to invest in the Notes if the applicable Coupon Rate were set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus (the actual Coupon Rate per annum will be determined on the Trade Date).
♦  You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.
♦  You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any Coupon Payment and any repayment of your initial investment at maturity.

♦ You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦ You require an investment designed to provide a full return of your initial investment at maturity.
♦ You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Underlying.
♦ You believe the Final Price of the Reference Underlying is likely to be below the Conversion Price, which could result in a total loss of your initial investment.
♦ You cannot tolerate receiving shares of the Reference Underlying at maturity that are worth less than your initial investment or may have no value at all.
♦ You seek an investment that participates in the full appreciation in the price of the Reference Underlying or that has unlimited return potential.
♦ You are not willing to accept the risks of owning equities in general and the Reference Underlying in particular.
♦ You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Underlying.
♦ You would be unwilling to invest in the Notes if the applicable Coupon Rate were set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus (the actual Coupon Rate per annum will be determined on the Trade Date).
♦ You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.
♦ You are not willing or are unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Notes for all payments on the Notes, including any Coupon Payment and any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Note
Face Amount	$1,000
Term	Approximately 6 months
Trade Date1	September 12, 2013
Settlement Date1	September 17, 2013
Final Valuation Date1, 2	March 12, 2014
Maturity Date1, 2, 3	March 18, 2014
Reference Underlyings	Common stock of Verifone Systems, Inc. (Ticker: PAY) Common shares of Assured Guaranty Ltd. (Ticker: AGO)
Coupon Payments
Coupons paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in six equal installments based on the Coupon Rate per annum (as set forth below), regardless of the performance of the relevant Reference Underlying.

Reference Underlyings:	Coupon Rate per annum*:	Coupon Payable Over the Term of the Notes*:
Common stock of Verifone Systems, Inc.	6.00% - 7.50% per annum	3.000% - 3.750%
Common shares of Assured Guaranty Ltd.	5.00% - 6.80% per annum	2.500% - 3.400%
*The actual Coupon Rate per annum and Coupon Payable over the Term of the Notes for each Note will be set on the Trade Date.

Installments
For the Notes linked to the common stock of Verifone Systems, Inc., each installment will equal 0.5000%  - 0.6250% of the Face Amount (to be determined on the Trade Date).
For the Notes linked to the common shares of Assured Guaranty Ltd., each installment will equal 0.4167% - 0.5667% of the Face Amount (to be determined on the Trade Date).

Coupon Payment Dates1, 2, 3
Coupons will be paid monthly in arrears in six equal installments on the coupon payment dates listed below. The last Coupon Payment Date is the Maturity Date, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
October 17, 2013
November 18, 2013
December 17, 2013
January 17, 2014
February 18, 2014
March 18, 2014 (the Maturity Date)

Payment at Maturity (per $1,000 Face Amount of Notes)
If the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to $1,000 per $1,000 Face Amount of Notes.
If the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Notes (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).
Under these circumstances, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

Initial Price	The Closing Price of one share of the relevant Reference Underlying on the Trade Date.
Final Price	The Closing Price of the relevant Reference Underlying on the Final Valuation Date.
Conversion Price	For the Notes linked to the common stock of Verifone Systems, Inc., 75% of the Initial Price. For the Notes linked to the common shares of Assured Guaranty Ltd., 80% of the Initial Price.
Share Delivery Amount
A number of shares of the applicable Reference Underlying equal to (1) the Face Amount per Note divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.

Closing Price
On any scheduled trading day, the last reported sale price of the relevant Reference Underlying on the relevant exchange, as determined by the calculation agent multiplied by the relevant Stock Adjustment Factor.

Stock Adjustment Factor
Initially 1.0 for each Reference Underlying, subject to adjustment for certain actions affecting each Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY COUPON PAYMENT AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IN THE EVENT THE ISSUER BECOMES UNABLE TO PAY ITS OBLIGATIONS WHEN DUE, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the relevant Reference Underlying (Initial Price) is observed, the Conversion Price is determined and the Coupon Rate is set.

Monthly (including at maturity):	Deutsche Bank AG pays the applicable coupon.

Maturity Date:
The Final Price of the relevant Reference Underlying is determined as of the Final Valuation Date.
If the Final Price of the relevant Reference Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment on the Maturity Date (in addition to the final Coupon Payment) equal to $1,000 per $1,000 Face Amount of Notes.
If the Final Price of the relevant Reference Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount per Note (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).
Under these circumstances, the shares of the relevant Reference Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the Notes remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. If the Maturity Date is adjusted, the Coupon Payment due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional Coupon Payment will accrue or be payable as a result of the delayed payment.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Underlyings. Some of the risks that apply to an investment in each Note offered hereby are summarized below, and we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes offered hereby.

♦
Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your full initial investment in the Notes at maturity. We will only pay you the Face Amount of your Notes in cash if the Final Price of the Reference Underlying is greater than or equal to the Conversion Price and only at maturity. If the Final Price of the Reference Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Reference Underlying equal to the Share Delivery Amount for each Note that you own instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Reference Underlying is below the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.25% of your $1,000 Face Amount per Note at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Reference Underlying at maturity, the value of those shares is expected to be less than the initial investment of the Notes or may have no value at all.

♦
You Should Not Expect to Participate in Any Appreciation in the Price of the Reference Underlying — If the Final Price is greater than or equal to the Conversion Price, you will not participate in any appreciation in the price of the Reference Underlying, and you will receive only the Face Amount per Note (excluding any Coupon Payment) even if the Final Price is greater than the Initial Price. If the Final Price is less than the Conversion Price, we will deliver to you shares of the Reference Underlying at Maturity which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your return potential on the Notes as of the Maturity Date is expected to be limited to the coupons paid and may be less than what your return would be on a direct investment in the Reference Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Reference Underlying is above the Conversion Price.

♦
Higher Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Reference Underlying reflects a higher expectation as of the Trade Date that the price of such Reference Underlying could close below the Conversion Price on the Final Valuation Date of the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate for the Notes. However, while the Coupon Rate is set on the Trade Date, the Reference Underlying’s volatility can change significantly over the term of the Notes. The price of the Reference Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Risks Relating to the Credit of the Issuer — The Notes are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including Coupon Payments and any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes.  The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional  debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your note or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦
Past Performance of the Reference Underlying Is No Guide to Future Performance — The actual performance of the Reference Underlying may bear little relation to the historical prices of the relevant Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Reference Underlying.

♦
Investing in the Notes Is Not the Same as Investing in the Reference Underlying — The return on your Notes may not reflect the return you would realize if you invested directly in the Reference Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Reference Underlying would have.

♦
Single Stock Risk — Each Note is linked to the common stock or common shares of a single Reference Underlying. The price of each Reference Underlying can rise or fall sharply due to factors specific to such Reference Underlying and its issuer (the “Reference Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about each Reference Underlying and its Reference Underlying Issuer, please see “Information about the Reference Underlyings” in this free writing prospectus and each Reference Underlying Issuer’s SEC filings referred to in those sections.

♦
If the Price of the Reference Underlying Changes, the Value of Your Notes May Not Change in the Same Manner — Your Notes may trade quite differently from the Reference Underlying. Changes in the market price of the Reference Underlying may not result in a comparable change in the value of your Notes.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Reference Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Reference Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Underlying described in the accompanying product supplement may be materially adverse to investors in the Notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Notes.

♦
In Some Circumstances, You May Receive the Common Stock or Common Shares of Another Company and Not the Reference Underlying at Maturity — Following certain corporate events relating to the respective Reference Underlying Issuer where such Reference Underlying Issuer is not the surviving entity, you may receive the common stock or common shares of a successor to the respective Reference Underlying Issuer or any cash or any other assets distributed to holders of the Reference Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount per Note unless the Final Price of the Reference Underlying is less than the Conversion Price.

♦
There Is No Affiliation Between the Reference Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuer — We are not affiliated with the Reference Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Reference Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Reference Underlyings and the Reference Underlying Issuers. You, as an investor in the Notes, should make your own investigation into the Reference Underlyings and the Reference Underlying Issuers. None of the Reference Underlying Issuers are involved in the Notes offered hereby in any way and none of them have any obligation of any sort with respect to your Notes. None of the Reference Underlying Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date —  While the payment(s) on the Notes described in this free writing prospectus is based on the full Face Amount of your Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two and a half months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
There May Be Little or No Secondary Market for the Notes — The Notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Notes.

♦
Many Economic and Market Factors Will Affect the Value of the Notes — While we expect that, generally, the price of the Reference Underlying will affect the value of the Notes more than any other single factor, the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Reference Underlying;

♦	the time remaining to maturity of the Notes;

♦	the market price and dividend rates of the Reference Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Reference Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Reference Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Reference Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Underlying or markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Notes — We or one or more of our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlying and make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Stock Price of the Reference Underlying and the Value of the Notes — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Reference Underlying to which the Notes are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Reference Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Reference Underlying, may adversely affect the market price of the Reference Underlying and therefore, the value of the Notes.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Reference Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Notes. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Reference Underlying and payment at maturity based on the Closing Price of the Reference Underlying in the market.  The calculation agent can postpone the determination of the Final Price of the Reference Underlying or the Maturity Date if a market disruption event occurs on the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount upon the occurrence of certain corporate events.  Deutsche Bank AG will also determine the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Notes from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes.

♦
There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Notes —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as Put Options secured by Deposits, as described below under “What Are the Tax Consequences of an Investment in the Notes?” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Notes?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples
The following table and hypothetical examples below illustrate the Payment at Maturity for a hypothetical range of performances of the Reference Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Underlying relative to its Initial Price. We cannot predict the Final Price of the relevant Reference Underlying. You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Underlying. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of Notes based on the following assumptions*:

Term:	6 months
Hypothetical Coupon Rate per annum**:	6.00% (or $5.00 per month)
Hypothetical total coupon payable**:	3.00% (or $30.00 over the term of the Notes)
Hypothetical Initial Price:	$20.00 per share
Hypothetical Conversion Price:	$16.00 (80.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	62.50 shares per Note ($1,000 / Conversion Price of $16.00)
Face Amount:	$1,000 per Note
Dividend yield on the Reference Underlying****:	1.00% of the Initial Price (based on 2.00% per annum)

*
Actual Coupon Rate with respect to the Coupon Payments, Initial Price, Conversion Price and Share Delivery Amount with respect to each Note are to be set on the Trade Date. If the actual Coupon Rate determined on the Trade Date is less than the hypothetical Coupon Rate, the actual coupon payments and return on your Notes at maturity will be less than the amounts shown in the examples below.

**	Coupon payments will be paid monthly in arrears during the term of the Notes on an unadjusted basis.

***
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date.

****
Assumed dividend yield to be received by holders of the Reference Underlying during the term of the Notes. The hypothetical dividend yield is used for illustrative purposes only and is not an indication of the dividend history or future dividend payments on the Reference Underlying. Holders of the Notes will not be entitled to any dividend payments made on the Reference Underlying.

Scenario 1: The Final Price of the Reference Underlying is equal to or greater than the hypothetical Conversion Price of $16.00.

Since the Final Price of the Reference Underlying is not less than the hypothetical Conversion Price of $16.00, Deutsche Bank AG will pay you at maturity a cash payment equal to the Face Amount of the Notes. This investment would outperform an investment in the Reference Underlying if the price appreciation of the Reference Underlying (plus dividends, if any) is less than 3.00% at maturity (based on a hypothetical Coupon Rate of 6.00% per annum for 6 months).

If the Closing Price of the Reference Underlying on the Final Valuation Date is $20.00 (no change in the price of the Reference Underlying):

Payment at Maturity:	$1,000.00
Coupons:	$ 30.00	($5.00 × 6 = $30.00)
Total:	$1,030.00
Total return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Reference Underlying would be 1.00% if you invested in the Reference Underlying directly (including dividends).

If the Closing Price of the Reference Underlying on the Final Valuation Date is $26.00 (an increase of 30.00%):

Payment at Maturity:	$1,000.00
Coupons:	$ 30.00	($5.00 × 6 = $30.00)
Total:	$1,030.00
Total return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00%, which is less than the total return of 31.00% you would have received if you had invested in the Reference Underlying directly (including dividends).

If the Closing Price of the Reference Underlying on the Final Valuation Date is $18.00 (a decline of 10.00%):

Payment at Maturity:	$1,000.00
Coupons:	$ 30.00	($5.00 × 6 = $30.00)
Total:	$1,030.00
Total return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the Reference Underlying would be a loss of 9.00% if you invested in the Reference Underlying directly (including dividends).

Scenario 2: The Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $16.00.

Since the Final Price of the Reference Underlying is less than the hypothetical Conversion Price of $16.00, Deutsche Bank AG will deliver to you at maturity a number of shares of the Reference Underlying equal to the Share Delivery Amount for every $1,000 Face Amount of Notes you hold and will pay cash at the closing price of the Reference Underlying on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the Notes at that time depends on the Closing Price of the Reference Underlying on the Maturity Date, and could result in a loss of some or all of your initial investment.

If the Final Price and the Closing Price of the Reference Underlying on the Maturity Date are both $10.00 (a decline of 50.00%):

Value on the Maturity Date of shares of the Reference Underlying received:	$620.00	(62 shares × $10.00)
Amount of cash received for fractional shares at the Final Price:	$ 5.00	(0.50 shares × $10.00)
Coupons:	$ 30.00	($5.00 × 6 = $30.00)
Total:	$655.00
Total return on the Notes:	-34.50%

In this example, the total return on the Notes is a loss of 34.50% while the total return on the Reference Underlying would be a loss of 49.00% if you invested in the Reference Underlying directly (including dividends).

Reference Underlying		The Hypothetical Final Price Is Greater Than or Equal to the Hypothetical Conversion Price		The Hypothetical Final Price Is Less Than the Hypothetical Conversion Price
Hypothetical Final Price	Stock Price Return	Total Payment at Maturity + Coupon Payments(1)	Total Return on the Notes at Maturity(2)	Value of the Share Delivery Amount(3)	Value of Share Delivered at Maturity + Coupon Payments(4)	Total Return on the Notes at Maturity(2)
$75.00	50.00%	$1,030.00	3.00%	N/A	N/A	N/A
$72.50	45.00%	$1,030.00	3.00%	N/A	N/A	N/A
$70.00	40.00%	$1,030.00	3.00%	N/A	N/A	N/A
$67.50	35.00%	$1,030.00	3.00%	N/A	N/A	N/A
$65.00	30.00%	$1,030.00	3.00%	N/A	N/A	N/A
$62.50	25.00%	$1,030.00	3.00%	N/A	N/A	N/A
$60.00	20.00%	$1,030.00	3.00%	N/A	N/A	N/A
$57.50	15.00%	$1,030.00	3.00%	N/A	N/A	N/A
$55.00	10.00%	$1,030.00	3.00%	N/A	N/A	N/A
$52.50	5.00%	$1,030.00	3.00%	N/A	N/A	N/A
$50.00	0.00%	$1,030.00	3.00%	N/A	N/A	N/A
$47.50	-5.00%	$1,030.00	3.00%	N/A	N/A	N/A
$45.00	-10.00%	$1,030.00	3.00%	N/A	N/A	N/A
$42.50	-15.00%	$1,030.00	3.00%	N/A	N/A	N/A
$40.00	-20.00%	$1,030.00	3.00%	N/A	N/A	N/A
$37.50	-25.00%	N/A	N/A	$937.50	$967.50	-3.25%
$35.00	-30.00%	N/A	N/A	$875.00	$905.00	-9.50%
$32.50	-35.00%	N/A	N/A	$812.50	$842.50	-15.75%
$30.00	-40.00%	N/A	N/A	$750.00	$780.00	-22.00%
$27.50	-45.00%	N/A	N/A	$687.50	$717.50	-28.25%
$25.00	-50.00%	N/A	N/A	$625.00	$655.00	-34.50%
$20.00	-60.00%	N/A	N/A	$500.00	$530.00	-47.00%
$15.00	-70.00%	N/A	N/A	$375.00	$405.00	-59.50%
$10.00	-80.00%	N/A	N/A	$250.00	$280.00	-72.00%
$5.00	-90.00%	N/A	N/A	$125.00	$155.00	-84.50%
$0.00	-100.00%	N/A	N/A	$0.00	$30.00	-97.00%

(1)	Payment consists of the Face Amount plus hypothetical Coupon Payments of 6.00% per annum (or 3.00% over the term of the Notes).

(2)	The total return on the Notes at maturity includes hypothetical Coupon Payments of 6.00% per annum (or 3.00% over the term of the Notes).

(3)
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Reference Underlying on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Underlying on the Final Valuation Date. For purposes of this hypothetical return table, the Closing Price of one share of the Reference Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

(4)
The actual value of the payment consists of the market value of a number of shares of the Reference Underlying equal to the Share Delivery Amount, valued and delivered as of the Maturity Date with fractional shares paid in cash at the Final Price, plus the Coupon Payments received during the term of the Notes.

Information about the Reference Underlyings
All disclosures contained in this free writing prospectus regarding each Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Reference Underlying contained in this free writing prospectus. You should make your own investigation into each Reference Underlying. Included on the following pages is a brief description of each Reference Underlying Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Reference Underlyings as an indication of future performance. Each of the Reference Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Reference Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Reference Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Verifone Systems, Inc.
According to publicly available information, Verifone Systems, Inc. is a global provider of payment solutions that enable secure electronic payment transactions and value-added services at the point of sale. Information filed by Verifone Systems, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32465, or its CIK Code: 0001312073. The common stock of Verifone Systems, Inc. is traded on the New York Stock Exchange under the symbol “PAY.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Verifone Systems, Inc., based on daily closing prices on the primary exchange for Verifone Systems, Inc., as reported by Bloomberg. Verifone Systems, Inc.’s closing price on September 6, 2013 was $22.81. The actual Initial Price will be the closing price of Verifone Systems, Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/1/2008	9/30/2008	$20.79	$11.23	$16.54
10/1/2008	12/31/2008	$16.98	$3.22	$4.90
1/1/2009	3/31/2009	$6.93	$3.65	$6.80
4/1/2009	6/30/2009	$8.67	$6.10	$7.51
7/1/2009	9/30/2009	$15.89	$6.89	$15.89
10/1/2009	12/31/2009	$16.92	$13.26	$16.38
1/1/2010	3/31/2010	$23.06	$16.38	$20.21
4/1/2010	6/30/2010	$21.41	$16.82	$18.93
7/1/2010	9/30/2010	$31.07	$18.43	$31.07
10/1/2010	12/31/2010	$41.27	$27.40	$38.56
1/1/2011	3/31/2011	$56.84	$38.56	$54.95
4/1/2011	6/30/2011	$55.77	$39.78	$44.35
7/1/2011	9/30/2011	$45.87	$31.12	$35.02
10/1/2011	12/31/2011	$44.44	$32.30	$35.52
1/1/2012	3/31/2012	$52.06	$35.52	$51.87
4/1/2012	6/30/2012	$54.45	$30.35	$33.09
7/1/2012	9/30/2012	$38.80	$27.85	$27.85
10/1/2012	12/31/2012	$33.41	$27.86	$29.68
1/1/2013	3/31/2013	$35.94	$18.24	$20.68
4/1/2013	6/30/2013	$23.72	$15.75	$16.81
7/1/2013	9/6/2013*	$22.81	$16.75	$22.81

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period through September 6, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Verifone Systems, Inc.’s common stock from September 6, 2008 through September 6, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 75% of $22.81, which was the closing price of Verifone Systems, Inc.’s common stock on September 6, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

Assured Guaranty Ltd.
According to publicly available information, Assured Guaranty Ltd. is a Bermuda-based holding company that provides, through its subsidiaries, credit protection products to the United States and international public finance, infrastructure and structured finance markets Information filed by Assured Guaranty Ltd. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32141, or its CIK Code: 0001273813. The common shares of Assured Guaranty Ltd. are traded on the New York Stock Exchange under the symbol “AGO.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common shares of Assured Guaranty Ltd., based on daily closing prices on the primary exchange for Assured Guaranty Ltd., as reported by Bloomberg. Assured Guaranty Ltd.’s closing price on September 6, 2013 was $19.96. The actual Initial Price will be the closing price of Assured Guaranty Ltd.’s common shares on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
7/1/2008	9/30/2008	$20.02	$10.37	$16.26
10/1/2008	12/31/2008	$16.16	$6.12	$11.40
1/1/2009	3/31/2009	$12.46	$2.95	$6.77
4/1/2009	6/30/2009	$15.62	$7.54	$12.38
7/1/2009	9/30/2009	$20.44	$10.84	$19.42
10/1/2009	12/31/2009	$25.91	$16.31	$21.76
1/1/2010	3/31/2010	$24.18	$19.77	$21.97
4/1/2010	6/30/2010	$24.62	$13.25	$13.27
7/1/2010	9/30/2010	$18.44	$13.13	$17.11
10/1/2010	12/31/2010	$21.87	$16.81	$17.70
1/1/2011	3/31/2011	$19.75	$13.56	$14.90
4/1/2011	6/30/2011	$17.83	$14.17	$16.31
7/1/2011	9/30/2011	$16.86	$9.93	$10.99
10/1/2011	12/31/2011	$13.99	$9.17	$13.14
1/1/2012	3/31/2012	$18.98	$13.14	$16.52
4/1/2012	6/30/2012	$16.52	$11.26	$14.10
7/1/2012	9/30/2012	$15.53	$11.30	$13.62
10/1/2012	12/31/2012	$14.65	$12.62	$14.23
1/1/2013	3/31/2013	$20.95	$14.23	$20.61
4/1/2013	6/30/2013	$24.61	$19.09	$22.06
7/1/2013	9/6/2013*	$23.16	$19.89	$19.96

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2013 includes data for the period through September 6, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Assured Guaranty Ltd.’s common shares from September 6, 2008 through September 6, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 80% of $19.96, which was the closing price of Assured Guaranty Ltd.’s common shares on September 6, 2013. The actual Initial Price and Conversion Price will be determined on the Trade Date. Past performance is not indicative of future results.

What Are the Tax Consequences of an Investment in the Notes?
Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the applicable Reference Underlying, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Notes. If this treatment is respected, only a portion of each Coupon Payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

Under this treatment, if you purchase the Notes at issuance for their Issue Price, (a) interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including at maturity), (b) if at maturity you receive cash equal to the Face Amount of your Notes and the final Coupon Payment, you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (c) if at maturity you receive the Reference Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Reference Underlying received; instead, the total Put Premium will reduce your basis in the Reference Underlying received.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Consistent with the position described above, below are the portions of each Coupon Payment that we intend, in determining our reporting and withholding responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Reference Underlying	Coupon Rate per annum (to be determined on the Trade Date) (1)	Interest on Deposit per annum (to be determined on the Trade Date)	Put Premium per annum (to be determined on the Trade Date)
Common stock of Verifone Systems, Inc.	6.00% - 7.50%	%	%
Common shares of Assured Guaranty Ltd.	5.00% - 6.80%	%	%
(1) The actual Coupon Rate per annum for each Note will be set on the Trade Date.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.00% of the Face Amount per Note. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.